UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]           Preliminary Proxy Statement

[  ]           Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[  ]           Definitive Proxy Statement

[  ]           Definitive Additional Materials

[X]           Soliciting Material Pursuant to § 240.14a-12

THE MERGER FUND

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]           No fee required.

[  ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

IMPORTANT UPDATE

On October 12, 2010, Westchester Capital Management, Inc. (“Westchester”), the investment adviser to The Merger Fund, entered into an agreement to transfer substantially all of its business and assets to Westchester Capital Management, LLC (“WCM”), a newly formed company which will be controlled by Roy D. Behren and Michael T. Shannon, two of Westchester’s portfolio managers, and will have a minority investor that is an affiliate of Lincoln Peak Capital Management, LLC.  The transaction is subject to certain approvals and other conditions and is currently expected to close in late 2010 or early 2011.

The transaction is part of a long-term succession plan set in place in 2006, when Westchester entered into an option agreement with Messrs. Behren and Shannon to acquire Westchester’s business and assets.  Frederick W. Green, President, co-portfolio manager and a Trustee of the Fund, is the sole owner of Westchester.  Assisted by a team of experienced professionals, Messrs. Behren and Shannon will continue to co-manage the Fund after the closing.  They are committed to the same investment approach and risk-management strategies that have distinguished the Fund since inception and made it the special investment vehicle that it is today.

Other than Mr. Green’s retirement, his resignation from the Board of Trustees of the Fund and the resulting change in ownership of Westchester’s business and assets that will occur upon the closing of the transaction, all other aspects of the operation of the Fund, including the Fund’s fundamental investment approach and risk profile, the advisory fee rate paid by the Fund and the persons primarily responsible for the day to day investment management of the Fund, will not change.

The closing of the transaction will cause the current investment advisory agreement between the Fund and Westchester to terminate.  A new investment advisory agreement has been unanimously approved by the Fund’s Board of Trustees, and the Fund’s shareholders will be asked to approve the new agreement at a special meeting to be held on November 24, 2010.

Important Additional Information Regarding the New Investment Advisory Contract will be Filed with the Securities and Exchange Commission

In connection with the proposed new investment advisory contract, The Merger Fund will file a proxy statement with the Securities and Exchange Commission.  SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE NEW INVESTMENT ADVISORY CONTRACT AND THE PROPOSED NEW INVESTMENT ADVISER.  Shareholders may obtain a free copy of the proxy statement (when available) and other documents filed by The Merger Fund at the Securities and Exchange Commission’s web site at www.sec.gov.  The proxy statement and such other documents may also be obtained for free from The Merger Fund's web site at www.mergerfund.com.

The Merger Fund and its trustees and officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed new investment advisory contract.  Information concerning the interests of The Merger Fund’s trustees and officers in the solicitation, which may be different than those of The Merger Fund's shareholders generally, will be set forth in The Merger Fund’s proxy statement when it becomes available.